Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Second Quarter 2015 Financial Results

Achieves $6.5 Billion Gross New Enrollment in Q2

Company Announces New Provider Relationship with Wells Fargo

SUNNYVALE, Calif. – August 5, 2015 – Financial Engines (NASDAQ: FNGN), America’s largest independent investment advisori, today reported financial results for its second quarter ended June 30, 2015.

Financial results for the second quarter of 2015 compared to the second quarter of 2014:ii

•	Revenue increased 12% to $78.2 million for the second quarter of 2015 from $69.8 million for the second quarter of 2014.

•	Professional management revenue increased 15% to $69.7 million for the second quarter of 2015 from $60.7 million for the second quarter of 2014.

•	Net income was $8.5 million, or $0.16 per diluted share, for the second quarter of 2015 compared to $10.1 million, or $0.19 per diluted share, for the second quarter of 2014.

•	Non-GAAP Adjusted EBITDAii decreased 14% to $22.7 million for the second quarter of 2015 from $26.2 million for the second quarter of 2014.

•	Non-GAAP Adjusted Net Incomeii decreased 7% to $12.3 million for the second quarter of 2015 from $13.2 million for the second quarter of 2014.

•	Non-GAAP Adjusted Earnings Per Shareii decreased 8% to $0.23 for the second quarter of 2015 from $0.25 for the second quarter of 2014.

Key operating metrics as of June 30, 2015:iii

•	Assets under contract (“AUC”) were $1.014 trillion.

•	Assets under management (“AUM”) were $114.5 billion.

•	Members in Professional Management were over 891,000.

•	Asset enrollment rates for companies where services have been available for 26 months or more averaged 13.3% iv.

[i]	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).
ii	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.
iii	Operating metrics include both advised and subadvised relationships.
iv	Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2014.

The Company also announced that it had entered into a provider relationship with Wells Fargo in July. “We are excited to be working with Wells Fargo and to have the opportunity to deliver our independent advisory service to the 3+ million plan participants they proudly serve,” said Larry Raffone, president and chief executive officer of Financial Engines. “Everyone deserves access to high-quality, unconflicted retirement advice and management, and we believe by working collaboratively with provider partners, plan sponsors and policymakers we can better serve the people who need it the most.”

Review of Financial Results for the Second Quarter of 2015

Revenue increased 12% to $78.2 million for the second quarter of 2015 from $69.8 million for the second quarter of 2014. The increase in revenue was driven primarily by the growth in professional management revenue, which increased 15% to $69.7 million for the second quarter of 2015 from $60.7 million for the second quarter of 2014.

Costs and expenses increased 24% to $66.2 million for the second quarter of 2015 from $53.2 million for the second quarter of 2014. This was due primarily to increases in fees paid to plan providers for connectivity to plan and plan participant data, wages, benefits, and employer payroll taxes due primarily to increased headcount and higher compensation, and cash incentive compensation expense.

As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) was 43% for the second quarter of 2015 compared to 39% for the second quarter of 2014.

Income from operations was $12.0 million for the second quarter of 2015 compared to $16.6 million for the second quarter of 2014. As a percentage of revenue, income from operations was 15% for the second quarter of 2015 compared to 24% for the second quarter of 2014.

Net income was $8.5 million, or $0.16 per diluted share, for the second quarter of 2015 compared to net income of $10.1 million, or $0.19 per diluted share, for the second quarter of 2014.

On a non-GAAP basis, Adjusted Net Incomeii was $12.3 million and Adjusted Earnings Per Shareii was $0.23 for the second quarter of 2015 compared to Adjusted Net Income of $13.2 million and Adjusted Earnings Per Share of $0.25 for the second quarter of 2014.

“During the quarter, we added $6.5 billion of gross new enrollment, matching our previous high,” said Ray Sims, chief financial officer of Financial Engines. “We believe that our growth in provider and plan sponsor adoption, as well as participant enrollment, confirms the value of and need for professional management and advice.”

Assets Under Contract and Assets Under Management

AUC was $1.014 trillion as of June 30, 2015, an increase of 17% from $869 billion as of June 30, 2014, due primarily to new employers making our services available, contributions, and market performance. AUC for plans in which the Income+ service has been made available was $269 billion as of June 30, 2015, an increase of 43% from $188 billion as of June 30, 2014.

AUM increased by 16% year over year to $114.5 billion as of June 30, 2015, from $98.4 billion as of June 30, 2014. The increase in AUM was driven primarily by net new enrollment into the Professional Management service, contributions, and market performance.

In billions	Q3’14	Q4’14	Q1’15	Q2’15
AUM, Beginning of Period	$98.4	101.9	104.4	109.2
New Enrollment(1)	6.5	3.9	4.6	6.5
Voluntary Cancellations(2)	(1.5)	(2.6)	(1.9)	(1.6)
Involuntary Cancellations(3)	(1.2)	(1.9)	(1.6)	(1.7)
Contributions(4)	1.6	1.7	1.7	1.8
Market Movement and Other(5)	(1.9)	1.4	2.0	0.3

AUM, End of Period	$101.9	$104.4	$109.2	$114.5

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period.
(2)	The aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period.
(3)	The aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.
(4)	Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors. The data presented in the table above differ from data provided in filings prior to September 30, 2012, as the previously reported contributions data represented only that subset of members for whom we received salary data.
(5)	Other factors affecting assets under management include estimated market movement, plan administrative fees, participant loans and hardship withdrawals, and timing differences.

For further information on the AUM data above, please refer to our Form 10-Q to be filed for the period ended June 30, 2015.

Aggregate Investment Style Exposure for Portfolios Under Management

As of June 30, 2015, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Cash	2%
Bonds	26%
Domestic Equity	45%
International Equity	27%

Total	100%

Quarterly Dividend

On July 28, 2015, Financial Engines’ Board of Directors declared a regular quarterly cash dividend of $0.07 per share of the Company’s common stock. The cash dividend will be paid on October 6, 2015 to stockholders of record as of the close of business on September 22, 2015.

Stock Repurchase Program

On November 5, 2014, Financial Engines’ Board of Directors approved a 12 month stock repurchase program under which the Company may buy up to $50 million of its common stock. During the second quarter of 2015, the Company purchased 378,000 shares for $16 million on the open market. When combined with prior purchases, the Company has bought a total of 933,000 shares for $36.5 million on the open market.

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering and in retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at July 31, 2015 levels, the Company estimates that its 2015 revenue will be in the range of $314 million and $320 million and 2015 non-GAAP adjusted EBITDA will be in the range of $96 million to $100 million.

Conference Call

The Company will host a conference call to discuss second quarter 2015 financial results today at 5:00 PM ET. Hosting the call will be Larry Raffone, president and chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (888) 348-6435, or for international callers, (412) 902-4238. A replay will be available beginning approximately one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers. The conference ID is 10068667. The replay will remain available until Wednesday, August 12, 2015, and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income before non-cash stock-based compensation expense, net of tax, and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. Non-GAAP Adjusted EBITDA is defined as net income before net interest income, income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commissions, and non-cash stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines is America’s largest independent investment advisor. We help people make the most of their retirement assets by providing professional investment management and advice.

Headquartered in Sunnyvale, CA, Financial Engines was co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe. Today, we offer retirement help to more than nine million employees across over 600 companies nationwide (including 143 of the Fortune 500). Our investment methodology, combined with powerful online services, dedicated advisor center and personal attention allow us to help more Americans get on the path to a secure retirement.

For more information, visit www.financialengines.com.

All advisory services provided by Financial Engines Advisors L.L.C., a federally registered investment advisor and wholly-owned subsidiary of Financial Engines, Inc. Financial Engines does not guarantee future results.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the opportunity presented by our new provider relationship, the value of and need for our services, Financial Engines’ expected financial performance and outlook, including factors which may impact our outlook, benefits of our services, objectives and growth strategy, including our focus on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals in retirement and expanding the number of plan sponsors, investments in our services, , the benefits of our non-GAAP financial measures, and the anticipated amount, duration, methods, timing and other aspects of our stock repurchase program. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment, and risks associated with our fiduciary obligations. In addition, the timing and amount of future stock repurchases, if any, will be made as management deems appropriate and will depend on a variety of factors, including stock price, market conditions, corporate and regulatory requirements, and any additional constraints related to material inside information the Company may possess. Further, any negative impact on our operating results and financial condition as a result of the foregoing or other risks, including any unforeseen need for capital which may require us to divert funds we may have otherwise used for the stock repurchase program, may in turn negatively impact our ability to administer the repurchase of our common stock. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2014, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or August 5, 2015 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment advisor. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

###

Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31, 2014	June 30, 2015
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$126,564	$107,415
Short-term investments	179,885	209,736
Accounts receivable, net	66,001	70,653
Prepaid expenses	3,763	3,929
Deferred tax assets	7,932	10,148
Other current assets	5,445	5,440

Total current assets	389,590	407,321
Property and equipment, net	20,723	20,063
Internal use software, net	6,421	6,358
Long-term deferred tax assets	6,844	5,857
Direct response advertising, net	8,202	7,844
Other assets	3,265	2,799

Total assets	$435,045	$450,242

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,678	$25,381
Accrued compensation	10,103	11,300
Deferred revenue	5,840	6,799
Dividend payable	3,113	3,613
Other current liabilities	1,161	1,122

Total current liabilities	41,895	48,215
Long-term deferred revenue	427	313
Long-term deferred rent	8,689	8,912
Non-current tax liabilities	3,672	2,206
Other liabilities	151	292

Total liabilities	54,834	59,938

Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 authorized as of December 31, 2014 and June 30, 2015; None issued or outstanding as of December 31, 2014 and June 30, 2015	—	—
Common stock, $0.0001 par value - 500,000 authorized as of December 31, 2014 and June 30, 2015; 52,224 and 52,633 shares issued and 51,944 and 51,700 shares outstanding as of December 31, 2014 and June 30, 2015, respectively	5	5
Additional paid-in capital	404,908	433,141
Treasury stock, at cost (280 shares and 933 shares as of December 31, 2014 and June 30, 2015, respectively)	(9,182)	(36,482)
Accumulated deficit	(15,520)	(6,360)

Total stockholders’ equity	380,211	390,304

Total liabilities and stockholders’ equity	$435,045	$450,242

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
	(In thousands, except per share data)
Revenue:
Professional management	$60,735	$69,693	$117,804	$136,276
Platform	8,222	7,735	16,512	15,625
Other	832	811	1,350	1,284

Total revenue	69,789	78,239	135,666	153,185

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	27,178	33,691	53,156	64,582
Research and development	7,011	8,839	14,932	17,784
Sales and marketing	11,823	16,107	23,700	30,722
General and administrative	5,576	6,282	11,446	13,440
Amortization of internal use software	1,623	1,281	3,135	2,457

Total costs and expenses	53,211	66,200	106,369	128,985

Income from operations	16,578	12,039	29,297	24,200
Interest income, net	41	82	77	144
Other income (expense), net	—	(17)	3	(17)

Income before income taxes	16,619	12,104	29,377	24,327
Income tax expense	6,565	3,604	11,506	7,926

Net and comprehensive income	$10,054	$8,500	$17,871	$16,401

Dividends declared per share of common stock	$0.06	$0.07	$0.12	$0.14
Net income per share attributable to holders of common stock
Basic	$0.20	$0.16	$0.35	$0.32
Diluted	$0.19	$0.16	$0.34	$0.31
Shares used to compute net income per share attributable to holders of common stock
Basic	51,523	51,780	51,313	51,851
Diluted	53,275	53,194	53,270	53,241

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2014	2015
	(In thousands)
Cash flows from operating activities:
Net income	$17,871	$16,401
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,232	2,945
Amortization of internal use software	2,953	2,294
Stock-based compensation	9,850	12,716
Amortization of deferred sales commissions	804	764
Amortization and impairment of direct response advertising	3,097	2,726
Amortization of premium (discount) on short-term investments	1	(147)
Provision for doubtful accounts	356	500
Deferred tax	3,365	(2,696)
Loss (gain) on fixed asset disposal	(8)	—
Excess tax benefit associated with stock-based compensation	(8,109)	(10,048)
Changes in operating assets and liabilities:
Accounts receivable	(555)	(5,153)
Prepaid expenses	(478)	(166)
Direct response advertising	(1,749)	(2,367)
Other assets	413	(293)
Accounts payable	7,631	14,209
Accrued compensation	(7,287)	1,197
Deferred revenue	(243)	845
Deferred rent	(35)	190

Net cash provided by operating activities	30,109	33,917

Cash flows from investing activities:
Purchase of property and equipment	(3,234)	(2,549)
Sale of property and equipment	8	—
Capitalization of internal use software	(1,922)	(2,211)
Purchases of short-term investments	(89,902)	(119,704)
Maturities of short-term investments	60,000	90,000

Net cash used in investing activities	(35,050)	(34,464)

Cash flows from financing activities:
Payments on capital lease obligations	(50)	(58)
Excess tax benefit associated with stock-based compensation	8,109	10,048
Net share settlements for minimum tax withholdings	(128)	(587)
Repurchase of common stock	—	(27,301)
Proceeds from issuance of common stock	7,903	6,037
Cash dividend payments	(5,616)	(6,741)

Net cash provided by (used in) financing activities	10,218	(18,602)

Net increase (decrease) in cash and cash equivalents	5,277	(19,149)
Cash and cash equivalents, beginning of period	126,003	126,564

Cash and cash equivalents, end of period	$131,280	$107,415

Supplemental cash flows information:
Income taxes paid, net of refunds	$211	$1,449
Interest paid	$6	$5
Non-cash operating, investing and financing activities:
Purchase of property and equipment under capital lease	$169	$194
Unpaid purchases of property and equipment	$444	$660
Capitalized stock-based compensation for internal use software	$142	$183
Capitalized stock-based compensation for direct response advertising	$36	$44
Dividends declared but not yet paid	$3,097	$3,613

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of net income to non-GAAP Adjusted EBITDA based on our historical results:

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Adjusted EBITDA	2014	2015	2014	2015
	(In thousands, unaudited)
Net income	$10,054	$8,500	$17,871	$16,401
Interest income, net	(41)	(82)	(77)	(144)
Income tax expense	6,565	3,604	11,506	7,926
Depreciation and amortization	1,116	1,488	2,232	2,945
Amortization of internal use software	1,528	1,195	2,953	2,294
Amortization and impairment of direct response advertising	1,555	1,366	3,097	2,726
Amortization of deferred sales commissions	381	396	804	764
Stock-based compensation	5,070	6,192	9,850	12,716

Non-GAAP Adjusted EBITDA	$26,228	$22,659	$48,236	$45,628

The table below sets forth a reconciliation of net income to non-GAAP Adjusted Net Income and non-GAAP Adjusted Earnings Per Share based on our historical results:

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Adjusted Net Income	2014	2015	2014	2015
	(In thousands, except per share data, unaudited)
Net income	$10,054	$8,500	$17,871	$16,401
Stock-based compensation, net of tax (1)	3,133	3,826	6,087	7,858

Non-GAAP Adjusted Net Income	$13,187	$12,326	$23,958	$24,259

Non-GAAP Adjusted Earnings Per Share	$0.25	$0.23	$0.45	$0.46
Shares of common stock outstanding	51,523	51,780	51,313	51,851
Dilutive stock options, RSUs and PSUs	1,752	1,414	1,957	1,390

Non-GAAP adjusted common shares outstanding	53,275	53,194	53,270	53,241

(1)	For the calculation of non-GAAP Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to non-cash stock-based compensation for all periods presented.